ALR Technologies Announces Update on the GluCurve Pet CGM Distribution and Commercialization

(August 29, 2022 -- Singapore) ALR Technologies SG Pte. Ltd ("ALRT" or the "Company") (OTCQB: ALRT), the diabetes management company, announces a distribution agreement with a global leader in animal health is now anticipated to be complete in September. The delay from the previous target of late August is not expected to affect commencement of commercialization. Furthermore, the Company has placed its first Purchase Order ("PO") for the GluCurve Pet CGM hardware with delivery scheduled for October.

"Finalizing a distribution partnership is taking longer than initially projected, but we believe we'll have it completed soon. Consequently, we have placed our first PO to ensure we begin selling in October," commented Joe Stern, Head of Animal Health at ALRT. "We are very happy with how things are progressing, we are in the process of securing booths at the Consumer Electronics Show which is the most influential tech event in the world, and the Veterinary Meeting & Expo (VMX) which is the largest veterinary conference in the world. We have also been identifying KOLs to work with on publications, case studies, testimonials, etc. to lay the foundation for our marketing plan. We want to thank our shareholders for their patience, and we look forward to sharing more details in the near future."

About the GluCurve Pet CGM

The GluCurve Pet CGM is a Continuous Glucose Monitoring Systems for diabetic cats and dogs, consisting of an Applicator, Sensor, Transmitter, GluCurve App, and Veterinary Web Portal.

The Sensor is located inside the Applicator and once applied to a pet, the Sensor Electrode chemically reacts with glucose in the hypodermic interstitial fluid to generate an electrical signal. The electrical signal is analyzed to generates blood glucose values, which are sent to the GluCurve App where it is displayed for the pet owner and uploaded to the Veterinary Web Portal.

The GluCurve Pet CGM measures glucose levels every 3 minutes for a total of 480 readings each day, for up to 14 days. The monitor is equipped with built in memory that can store all 14 days of data to prevent the loss of readings when the pet owner is away from their pet. In addition, insulin injections and feeding times can be inputted into the GluCurve App which uploads the data to the Veterinary Web Portal. Inside the Veterinary Web portal, glucose readings are organized into time saving graphs and tables with additional features such as glucose curve comparisons and overlays, insulin dose calculators, best practice guidelines, and more.

ALR Technologies SG Pte. Ltd.

ALRT is a data management company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices, a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives healthcare providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical

settings. Currently, the Company is focused on diabetes and intends to expand its services to cover other chronic diseases anchored on verifiable data.

In addition, the animal health division of ALRT has identified an unmet need in diabetes care and has developed GluCurve; a solution to assist Veterinarian Doctors to determine the efficacy of insulin and to help to identify the appropriate dose and frequency of administration of insulin for companion animals, thereby delivering the same optimization of diabetic drug therapies to pets as to humans.

ALR Technologies SG Pte. Ltd. is controlled by ALR Technologies Inc., a Company with its shares traded on the OTCQB under the symbol "ALRT". On May 17, 2022, ALR Technologies Inc. announced an Agreement and Plan of Merger and Reorganization for the sole purpose of changing the Company's jurisdiction of incorporation from Nevada to Singapore (the "Redomicile Merger Agreement"). The Redomicile Merger Agreement is subject to the required approval of the Company's stockholders, requisite regulatory approvals, the effectiveness of the registration statement on Form F-4 filed by ALRT related to the Redomicile Merger, and other customary closing conditions. The Redomicile Merger is expected to be completed early in the fourth quarter of 2022. See the Form 8-K filed May 20, 2022, by ALR Technologies Inc. for further information about the Redomicile Merger Agreement.

More information about the ALR Technologies Inc. can be found at www.alrt.com. Information regarding ALR Technologies SG Pte. Ltd. can be found at https://sg.alrt.com.

Contact

Email Investor Relations: ir@alrt.com
Email Animal Health Inquiries: animalhealth@alrt.com
Phone (US): +1 804 554 3500
Phone (Singapore): +65 3129 2924

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain "forward-looking statements" as defined under applicable securities legislation. All information and statements contained herein that are not clearly historical in nature constitute forward-looking statements and information, and the words "anticipate", "estimate", "believe", "continue", "could", "expect", "intend", "plan", "postulates", "predict", "will", "may" or similar expressions suggesting future conditions or events, or the negative of these terms, are generally intended to identify forward-looking information. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such risks include all risks and uncertainties expressed in the cautionary statements and risk factors in the annual report on Form 10-K and other filings of ALRT with the SEC. Forward-looking statements include, but are not limited to, representations to the effect that the Company will finalize the distribution agreement, if finalized that the delay will not impact the commercialization schedule, the Company will have supply of the CGM hardware from its supplier and the Redomicile Merger will close early in the fourth quarter of 2022.There can be no assurance that such statements included within this news release will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The forward-looking statements included in this news release are made as of the date hereof. ALRT disclaims any intention or obligation to update or revise any forward-looking

statements, whether as a result of new information, future events or otherwise, except as required by law.